Exhibit 23.2

EXHIBIT 23.2

SUITE 1200, 530 - 8TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3S8	FAX (403) 262-2790 TEL (403) 262-2799
       April 16, 2010
LETTER OF CONSENT
MIE Holdings Corporation
Suite 406, Block C, Grand Place
5 Hui Zhong Road
Chaoyang District, Beijing 100101
P. R. China
Ladies and Gentlemen:
We hereby consent to the use of our name in the prospectus included in the registration statement on Form F-1, originally filed by MIE Holdings Corporation on April 16, 2010, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, including under the captions “Selected Operating and Reserve Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Experts.” We further consent to the use in the registration statement of our reports as of December 31, 2007, 2008 and 2009 regarding the reserves, future production rates and income attributable to MIE Holdings Corporation’s petroleum sharing contracts in the People’s Republic of China (“PSCs”). We further consent to the filing of our report dated March 12, 2010 relating to the PSCs.
We have no financial interest in MIE Holdings Corporation or in any of its affiliated companies or subsidiaries and are not to receive any such interest as payment for such report and have no director, officer or employee employed or otherwise connected with MIE Holdings Corporation. We are not employed by MIE Holdings Corporation on a contingent basis.
Yours very truly,
RYDER SCOTT COMPANY-CANADA

1100 LOUISIANA, SUITE 3800	HOUSTON, TEXAS 77002-5218	TEL (713) 651-9191	FAX (713) 651-0849
621 SEVENTEENTH STREET, SUITE 1550	DENVER, COLORADO 80293	TEL (303) 623-9147	FAX (303) 623-4258